                                                                  EXHIBIT 10.13



                                                                       EXECUTION



                             SHAREHOLDERS AGREEMENT

                                      among

                            KIRKLAND HOLDINGS L.L.C.,

                                KIRKLAND'S, INC.,

                         AFFILIATES OF KIRKLAND'S INC.,

                       CAPITAL RESOURCE LENDERS II, L.P.,

                           ALLIED CAPITAL CORPORATION,

                         ALLIED CAPITAL CORPORATION II,

                 THE MARLBOROUGH CAPITAL INVESTMENT FUND, L.P.,

                        CAPITAL TRUST INVESTMENTS, LTD.,

                                 CARL KIRKLAND,

                                ROBERT KIRKLAND,

                                  BRUCE MOORE,

                                       AND

                                 ROBERT ALDERSON




                            Dated as of June 12, 1996

                                TABLE OF CONTENTS


Sections                                                                                                     Page
--------                                                                                                     ----
         1.   Certain Defined Terms.........................................................................   3

         2.   Prohibited Transfers..........................................................................  10

         3.   Preemptive Rights.............................................................................  12

         4.   Third Party Offers to Shareholders; Participation Rights......................................  15

         5.   Stock Splits, Etc.............................................................................  19

         6.   Joinder Requirements..........................................................................  19

         7.   Failure to Deliver Shares.....................................................................  21

         8.   Termination...................................................................................  22

         9.   Registration Rights...........................................................................  22

         10.  Financial Reports and Information.............................................................  22

         11.  Company Governance Provisions.................................................................  23

         12.  Specific Performance..........................................................................  27

         13.  Legend........................................................................................  28

         14.  Notices.......................................................................................  28

         15.  Entire Agreement and Amendments...............................................................  30

         16.  Expenses......................................................................................  31

         17.  Dividends.....................................................................................  31

         18.  Amendment to Charter..........................................................................  31

         19.  Company Joinders..............................................................................  31

         20.  Governing Law; Successors and Assigns.........................................................  32

         21.  Waivers.......................................................................................  32

         22.  Severability..................................................................................  32

         23.  Captions......................................................................................  32

Sections                                                                                                         Page
--------                                                                                                         ----
         24.      Counterparts..................................................................................  32

         25.      Attorney's Fees...............................................................................  32

         26.      Parties Benefitted............................................................................  33

         27.      Successors and Assigns........................................................................  33

                             SHAREHOLDERS AGREEMENT

                  THIS SHAREHOLDERS AGREEMENT (the "Agreement") is made as of this 12th day of June, 1996, by and among

                  - KIRKLAND HOLDINGS L.L.C., a Delaware limited liability company ("Holdings"),

                  - KIRKLAND'S, INC., a corporation incorporated under Tennessee law ("Kirkland's" or the
                           "Representative"),

                  - the other corporations listed on the signature pages hereto (such other corporations, together with Kirkland's, being herein referred to individually as a "Company" and collectively as the "Companies"),

                  -        Capital Resource Lenders II, L.P. ("CRL"),

                  - Allied Capital Corporation and Allied Capital Corporation II (collectively, "Allied"),

                  -        The Marlborough Capital Investment Fund, L.P.
                           ("Marlborough"),

                  - Capital Trust Investments, Ltd. ("Capital Trust" and together with CRL, Allied, and Marlborough, the "Mezzanine Warrant Holders",

                  -        CARL KIRKLAND,

                  -        ROBERT KIRKLAND,

                  -        BRUCE MOORE, and

                  - ROBERT ALDERSON (Carl Kirkland, Robert Kirkland, Bruce Moore and Robert Alderson being herein referred to collectively as the "Individual Investors").

                  WHEREAS, on April 26, 1996, Holdings, the Companies and the Individual Investors executed a Recapitalization Agreement (the
"Recapitalization Agreement"). Capitalized terms used but not defined herein have the meanings set forth in the Recapitalization Agreement;

                  WHEREAS, pursuant to the Recapitalization Agreement, the Companies have filed amendments to their charters in preparation for the Preliminary Recapitalization and the Recapitalization. The amended charter of each Company provides that the authorized capital of such Company consists of 500,000 shares of common stock, no par value (the "Common Stock") and 100,000 shares of Preferred Stock, of which Preferred Stock 68,400 shares are designated as Class A Preferred Stock (the

"Class A Preferred Stock") and 31,600 shares are designated as Class B Preferred Stock (the "Class B Preferred Stock"). The amended charters of all Group A Companies and Group B Companies also provide that the authorized capital of each Group A and Group B Company includes 20,000 shares of Preferred Stock which are designated as Class C Preferred Stock (the "Class C Preferred Stock", and collectively with the Class A Preferred Stock and the Class B Preferred Stock, the "Preferred Stock"); and

                  WHEREAS, the 500,000 shares of authorized Common Stock have been designated as Voting Common Stock ("Voting Common Stock" and with Voting Preferred Stock (defined herein), "Voting Stock") and Non-Voting Common Stock, depending on whether the Company is a Group A Company, Group B Company, Group C Company or Group D Company; and

                  WHEREAS, of the 31,600 shares of authorized Class B Preferred Stock of each Group C Company and Group D Company, 21,800 have been designated as Voting Class B Preferred Stock ("Voting Class B Preferred Stock") and 9,800 have been designated as Non-Voting Class B Preferred Stock ("Non-Voting Class B Preferred Stock"); and

                  WHEREAS, the 31,600 shares of authorized Class B Preferred Stock of each Group A Company and Group B Company have been designated simply as Class B Preferred Stock and do not carry voting rights; and

                  WHEREAS, on the date hereof, Holdings owns a 68.4% interest and each of the Individual Investors owns a 7.9% interest in the outstanding Common Stock of each Company (whether voting or non-voting); and

                  WHEREAS, on the date hereof, the Class A Preferred Stock of each Company is owned by Holdings; the Class B Preferred Stock of each Company is owned by the Individual Investors according to the following percentages:
Robert Alderson, 25%; Carl Kirkland, 25%; Robert Kirkland, 25% and Bruce Moore, 25%; and the Class C Preferred Stock is owned by the Individual Investors in the following percentages: Robert Alderson, 8.3033%; Carl Kirkland, 39.5839%; Robert Kirkland, 37.7225%; and Bruce Moore, 14.3903%; and

                  WHEREAS, in connection with the Company's execution of the Senior Subordinated Note and Warrant Purchase Agreement dated on or about the date hereof (the "Mezzanine Purchase Agreement"), pursuant to which the Mezzanine Warrant Holders have loaned a total of $20,000,000 in subordinated debt to the Companies, the Mezzanine Warrant Holders have received (i) warrants to purchase up to 11,905 shares of Common Stock, subject to adjustment in accordance with the terms of such warrants ("Mezzanine Warrants" and the shares subject to the Mezzanine Warrants, the "Warrant

Shares") and (ii) warrants to purchase up to an additional 4,817 shares of Common Stock, subject to adjustment in accordance with the terms of such warrants, the exercisability of which is contingent upon the timing of certain events and the valuation of the Companies as evidenced by such event (the "Mezzanine Contingent Warrants" and the shares subject to the Mezzanine Contingent Warrants, the "Contingent Warrant Shares"); and

                  WHEREAS, options to purchase 7,143 shares of Common Stock, subject to adjustment in accordance with the terms of the Option Agreements governing such options (the "Option Agreements"), have been granted to the Management Investors, each having the option under the Option Agreements to purchase one-third of such shares (the "Option Shares"); and

                  WHEREAS, as an inducement to completion of the transactions contemplated by the Recapitalization Agreement and the mezzanine financing discussed above, Holdings, the Companies, the Mezzanine Warrant Holders and the Individual Investors have agreed to provide for certain restrictions with respect to the ownership and transfer of the shares of Stock owned by them and certain rights incident to the ownership of shares of Stock pursuant to this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings of the Companies set forth below, the parties hereto, intending to be legally bound hereby, agree with each other as follows:

                  1. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings set forth in this Section 1, or are defined in the provisions of this Agreement identified in this Section 1.

                           (a)      "Adjusted Common Equity Percentage" shall
mean, with respect to a Shareholder, such Shareholder's Common Equity Percentage calculated without taking Offered Shares into account.

                           (b)      "Advent" shall mean Advent International
Corporation, a Delaware corporation, and any Affiliate of Advent
International Corporation.

                           (c)      "Affiliate" of a Person shall mean any
Person which, directly or indirectly, controls, is controlled by, is under common control with, or under a common management agreement with, such Person. For purposes hereof (i) each Mezzanine Investor shall be deemed to be an Affiliate of each other Mezzanine Investor, (ii) the partners or shareholders of a Mezzanine Investor shall be deemed to be Affiliates of that Mezzanine Investor (but only to the extent of their pro rata interest therein), (iii) the members of Holdings shall be considered to be Affiliates of Holdings (but only to the extent of their pro rata interest therein).

                           (d)      "Agreement" means this Shareholders
Agreement, as the same may be amended from time to time in accordance herewith.

                           (e)      "Board Expansion Right" shall mean the right
granted to the holders of the Class A Preferred Stock pursuant to Section 5.4(c) of the Recapitalization Agreement to elect two (2) additional directors to the Boards of Directors of the Companies.

                           (f)      "Bona Fide Offer" shall mean a bona fide
written offer from any Person other than any of the Companies to purchase any Securities owned by a Shareholder; provided, that if such offer includes an offer to purchase any Preferred Stock, the offer must set forth the aggregate stated value of Preferred Stock which the offeror desires to purchase, which may be accepted through the sale of shares of either Class A Preferred Stock, Class B Preferred Stock or Class C Preferred Stock having an aggregate stated value equal to the amount set forth.

                           (g)      "Class A Preferred Amendment" shall mean the
amendment to the Companies' Articles or Certificates of Incorporation and Bylaws effected pursuant to Section 5.4(b) of the Recapitalization Agreement and pursuant to which the special voting rights and restrictions of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock are eliminated, the Non-Voting Common Stock becomes voting stock, and after which no Preferred Stock and all Common Stock will have voting rights, except as required by law.

                           (h)      "Closing" shall mean the closing of the
transactions contemplated by the Recapitalization Agreement.

                           (i)      "Common Equity Percentage" shall mean, as to
any Shareholder, the percentage that (i) the outstanding shares of Common Stock then owned by such Shareholder and any shares of Common Stock issuable upon exercise of any warrants (including any Mezzanine Warrants or Mezzanine Contingent Warrants) or Options, in each case which are fully vested and then owned by such Shareholder, is of (ii) the aggregate outstanding number of shares of Common Stock then owned by all of the Shareholders plus all shares of Common Stock issuable upon exercise of any warrants (including any Mezzanine Warrants or Mezzanine Contingent Warrants) or Options, in each case which are fully vested and then owned by any Shareholder.

                           (j)      "Common Shares" shall mean issued and
outstanding shares of Common Stock.

                           (k)      "Common Stock" shall mean the common stock,
par value $.01 per share, of each of the Companies.

                           (l)      "Consulting Agreement" shall mean the
Consulting Agreement by and between Robert Kirkland and the Companies and dated on or about the date hereof.

                           (m)      "Counterpart" shall mean a counterpart to
this Agreement in the form of Exhibit A hereto, pursuant to the execution of which a Person shall become bound by all of the terms and conditions to this Agreement.

                           (n)      "Equity" means all initial capital
contributed to all of the Companies by the Shareholders as of the date hereof, including in the form of continuing ownership as well as subsequent capital contributions by the Shareholders. For all purposes hereof (i) the Equity shall be considered to have a value of Forty-five Million Dollars ($45,000,000) as of the date hereof and shall be deemed to have been contributed to the Company on the date hereof; (ii) shares of capital stock shall be valued without regard to voting rights, and (iii) the Class C Preferred Stock shall not be considered Equity.

                           (o)      "Excluded Securities" shall mean,
collectively:

                                    (i)      the Option Shares, Warrant Shares
and Contingent Warrant Shares;

                                    (ii)     Common Stock to be issued as a
stock dividend;

                                    (iii)    Shares of any class of a Company's
capital stock to be issued upon any subdivision, combination, stock split or reverse stock split of all the outstanding shares of such class of capital stock of a Company;

                                    (iv)     Any securities to be issued by a
Company pursuant to the acquisition by a Company of any Person by means of merger, stock purchase, reorganization, purchase of substantially all the assets or otherwise in which such Company, or its shareholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least a majority of the voting power of the acquired or resulting entity after such transaction; provided, that such recipient(s) of shares of Stock execute(s) a Counterpart and agree(s) to be bound by the terms and conditions hereof; and

                                    (v)      Any securities to be issued
pursuant to a Public Offering.

                           (p)      "Fully Diluted Common Stock" means the
number of Common Shares plus the number of shares of Common Stock issuable upon conversion or exercise of other outstanding securities of the Companies.

                           (q)      "Group A Companies" shall mean Company Nos.
100, 123, 125, 126 and 128 through 204, such Companies being those which commenced business prior to May 1, 1995 in which Carl Kirkland, Robert Kirkland, Bruce Moore and Robert Alderson owned 37.5%, 37.5%, 15% and 10%, respectively, of the issued and outstanding common stock (measured prior to giving effect to any of the transactions contemplated by the Recapitalization Agreement).

                           (r)      "Group B Companies" shall mean Company Nos.
205 through 214, such Companies being those which commenced business after April 30, 1995 but before January 1, 1996 in which Carl Kirkland, Robert Kirkland, Bruce Moore and Robert Alderson owned 37.5%, 37.5%, 15% and 10%, respectively, of the issued and outstanding common stock (measured prior to giving effect to any of the transactions contemplated by the Recapitalization Agreement).

                           (s)      "Group C Companies" shall mean Company Nos.
101 through 104, 107, 109 through 111, 115 through 120, 122 and 127, which are all of the Companies other than Group A, B or D Companies. Group C Companies are the Companies in which the shares of the Individual Investors were not owned in the same percentages as the shares of the Group A, B or D Companies prior to the Recapitalization.

                           (t)      "Group D Companies" shall mean Company Nos.
215 through 224, such Companies being those commencing business in 1996.

                           (u)      "Management Investors" shall mean Kirkland,
Bruce Moore and Robert Alderson.

                           (v)      "Mezzanine Investor" shall mean any
Mezzanine Warrant Holder or any other Person who holds, from time to time, any Mezzanine Warrants, Mezzanine Contingent Warrants, Warrant Shares or Contingent Warrant Shares, and who is or who becomes a party to this Agreement pursuant to the terms hereof.

                           (w)      "Management Agreements" shall mean those
letter agreements providing for employment of the Management Investors with the Companies and dated on or about the date hereof.

                           (x)      "Management Pledge Agreement" shall mean the
Management Pledge Agreement executed by the Individual Investors in favor of the First National Bank of Boston, as Administrative Agent, on the date hereof.

                           (y)      "Options" shall mean incentive stock or non-
qualified options granted pursuant to the Stock Option Plan as in effect on the date hereof, including without limitation the Options granted to the Management Investors to purchase the Option Shares.

                           (z)      "Parent Pledge Agreement" shall mean the
Parent Pledge Agreement executed by Holdings in favor of The First National Bank of Boston, as Administrative Agent, on the date hereof.

                           (aa)     "Permitted Transferee" shall mean, with
respect to any Individual Investor (i) such Person's spouse, (ii) any lineal descendant of such Person, (iii) spouses of such lineal descendants, (iv) trusts for the benefit of any such spouse, lineal descendant or spouse of a lineal descendant, or (v) organizations exempt from federal income taxation under
Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, provided that such 501(c)(3) organizations shall only constitute Permitted Transferees where the Individual Investor Transfers Stock to such organization for purposes of permitting such organization either to (x) register and sell such Stock in a Public Offering, or (y) sell such Stock to either a Non-Selling Shareholder or a Third Party Offeror pursuant to Section 4 hereof.

                           (ab)     "Person" shall mean an individual, a sole
proprietorship, a corporation, a partnership, limited liability company, limited liability partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

                           (ac)     "Preferred Stock" shall mean the Class A
Preferred Stock, the Class B Preferred Stock and, where applicable, the Class C Preferred Stock, of each of the Companies.

                           (ad)     "Public Offering" shall mean the sale of
shares of Common Stock in a registered underwritten public offering resulting in gross proceeds to the Companies of at least Thirty Million Dollars ($30,000,000), if Holdings and the Individual Investors realize a Rate of Return of at least thirty-five percent (35%) on their Equity, after taking into account the amount and timing of all capital contributions (and distributions) to (from) the Companies by (to) Holdings and the Individual Investors.

                           (ae)     "Recapitalization" shall mean the
Recapitalization as defined in the Recapitalization Agreement.

                           (af)     "Recapitalization Agreement" shall mean the
Recapitalization Agreement, dated April 26, 1996, among Holdings, the Companies and the Individual Investors.

                           (ag)     "Rate of Return" shall mean the internal
rate of return for the investment by the Shareholders in the Equity. In the context of a Public Offering, Rate of Return shall be calculated based on the amount that would be realized by the Shareholders if all Shareholders then sold their Common Stock and Class A Preferred Stock and Class B Preferred Stock and realized (A) for their Common Stock the price per share at which Common Stock is sold in the Public Offering (before commissions but after other transaction expenses) and (B) for their Class A Preferred Stock or Class B Preferred Stock, its aggregate stated value plus all accrued and unpaid dividends.

                           (ah)     "Securities" shall mean all shares of
capital stock, options, warrants, notes, bonds or other equity or debt securities offered or sold by the Companies from time to time on or after the date hereof.

                           (ai)     "Shareholder" shall mean any Person who
holds, from time to time, any Shares, Mezzanine Warrants or Contingent Mezzanine Warrants, and who or which is or becomes a party to this Agreement pursuant to the terms hereof.

                           (aj)     "Shares" shall mean and include all issued
and outstanding shares of Common Stock or Preferred Stock now owned or hereafter acquired by the Shareholders.

                           (ak)     "Stock" shall mean and include all shares of
Common Stock and Preferred Stock of each of the Companies, including without limitation, shares of Common Stock issued, issuable or transferable on the exercise of Options, Mezzanine Warrants, Contingent Mezzanine Warrants, or other rights to acquire shares of Common Stock or on the conversion or exchange of securities convertible into or exchangeable for Common Stock, and all other securities of any of the Companies which may be issued in exchange for or in respect of shares of Common Stock or Preferred Stock (whether by way of stock split, stock dividend, combination, reclassification, reorganization or any other means).

                           (al)     "Stock Option Plan" shall mean any Stock
Option Plan adopted by the Companies on the date hereof providing for the issuance of the shares of Common Stock to certain employees of the Companies or such Companies' subsidiaries.

                           (am)     "Transfer" shall mean any transfer of Stock,
whether by sale, assignment, gift, will, devise, bequest, operation of the laws of descent and distribution, or in trust, pledge, hypothecation, mortgage, encumbrance or other disposition. The verb to "Transfer" shall mean to sell, assign, give, transfer (including by gift, will, devise, bequest, or operation of laws of descent and distribution, or in trust), pledge, hypothecate, mortgage, encumber or dispose of.

                  Other capitalized terms used in this Agreement have the definitions set forth in the following sections:

               Capitalized Term                            Section
               ----------------                            -------
               10-Day Period                                  3(d)
               30-Day Exercise Period                         4(c)
               30-Day Period                                  3(b)
               90-Day Period                                  3(f)
               Accepting Shareholders                         3(d)
               Allied                                     Preamble
               Class A Preferred Stock                    Preamble
               Class B Preferred Stock                    Preamble
               Class C Preferred Stock                    Preamble
               Companies                                  Preamble
               Company Notice                                 4(b)
               Company Option Period                          4(b)
               Contingent Warrant Shares                  Preamble
               CRL                                        Preamble
               CT                                         Preamble
               Exercise Notice                                4(c)
               Fair Market Value                              6(d)
               Final Purchase Notice                          4(f)
               Final Remaining Shares                     4(g)(iv)
               First Option                                   4(c)
               First Refusal Notice                           4(a)
               Holdings                                   Preamble
               Initiating Holders                             6(a)
               Kirkland's                                 Preamble
               Individual Investors                       Preamble
               Marlborough                                Preamble
               Mezzanine Contingent Warrants              Preamble
               Mezzanine Purchase Agreement               Preamble
               Mezzanine Warrant Holders                  Preamble
               Mezzanine Warrants                         Preamble
               Non-Selling Shareholders                       4(a)
               Non-Voting Class B Preferred Stock         Preamble
               Notice of Acceptance                           3(c)
               Notice of Refused Securities                   3(c)
               Offer                                          3(b)
               Offered A/B Preferred Shares               4(g)(ii)(B)
               Offered C Preferred Shares                 4(g)(ii)(C)
               Offered Common Shares                      4(g)(ii)(A)

                  Offered Shares                                       4(a)
                  Option Agreements                                Preamble
                  Option Shares                                    Preamble
                  Outside Offer                                        3(f)
                  Participating Shareholder                         4(g)(i)
                  Participation Right                              4(g)(ii)
                  Preemptive Offer                                     3(a)
                  Preferred A/B Value                           4(g)(ii)(B)
                  Preferred C Value                             4(g)(ii)(C)
                  Preferred Initiating Holders                         6(b)
                  Preferred Purchase Percentage                        6(b)
                  Preferred Stock                                  Preamble
                  Purchase Percentage                                  6(a)
                  Purchasers                                        4(g)(i)
                  Recapitalization Agreement                       Preamble
                  Refused Securities                                   3(c)
                  Remaining Offered Shares                             4(b)
                  Representative                                   Preamble
                  Second Option                                        4(c)
                  Selling Shareholder                                  4(a)
                  Third Party Offer Terms                              4(b)
                  Third Party Offeror                                  4(f)
                  Transferred Companies                                   7
                  Transferring Shareholder                                7
                  Unpurchased Remaining Offered Shares                 4(c)
                  Unpurchased Remaining Shares Notice                  4(c)
                  Voting Class B Preferred Stock                   Preamble
                  Voting Common Stock                              Preamble
                  Voting Preferred Stock                          11(a)(ii)
                  Voting Stock                                     Preamble
                  Warrant Shares                                   Preamble

                  2.       Prohibited Transfers.

                           (a)      Each Shareholder hereby agrees that it shall
not Transfer all or any of his or its Stock except to the Companies which originally issued the Stock or as expressly provided in this Agreement. No Transfer shall be effective and the Companies shall not, and shall not be compelled to, recognize any Transfer or record any Transfer on their books made other than in accordance with the terms of this Agreement, or issue any certificate representing any Stock to any Person who has received such Stock in a Transfer made other than in accordance with the terms of this Agreement or to any Person who has not delivered to it an executed Counterpart.

                           (b)      Each Shareholder shall be permitted to
Transfer its Stock to any Affiliate of such Shareholder without compliance with
Section 4 hereof, provided that any such transferee shall, as a condition to such Transfer, execute a Counterpart and thereafter the transferee shall be treated as a Shareholder for all purposes under this Agreement; and provided further that if the Notes (as defined in the Mezzanine Agreement) shall be bearing interest at thirteen and one-half percent (13.5%) pursuant to Section 2.06(b) of the Mezzanine Agreement, then, until such Notes shall be redeemed, Holdings shall not be permitted to transfer any of its Common Stock except to its members and then only if the members agree in writing to be bound by the terms of Section 2.06(b) of the Mezzanine Agreement (imposing transfer restrictions).

                           (c)      Each Individual Investor shall be permitted
to Transfer all or any of his Stock to such Individual Investor's Permitted Transferees without compliance with Section 4 hereof, provided that such Permitted Transferee executes a Counterpart, and, except in the case of a Transfer occasioned as a result of the death of an Individual Investor:

                                    (i)      notwithstanding such Transfer, the
Individual Investor making such Transfer shall remain jointly and severally liable for any breach by the Permitted Transferee of the provisions of this Agreement; and

                                    (ii)     any Individual Investor who
Transfers any or all of his Voting Stock to a Permitted Transferee shall, except with the consent of the holders of a majority of the Shares other than the Shares of the Transferring Individual Investor, retain the right to vote the transferred Stock on any matter on which such Stock is entitled to vote under the provisions of the applicable Company's Certificate of Incorporation.

                           (d)      Nothing in this Section 2, shall be
construed to restrict the merger of any two or more Companies with each other, notwithstanding that such a merger may be deemed to cause a Transfer of Stock, provided such merger does not cause any material change in the aggregate ownership of Stock.

                           (e)      Notwithstanding this Section 2, the
Individual Investors and Holdings shall be permitted to pledge their shares in favor of The First National Bank of Boston, as Administrative Agent, pursuant to the Management Pledge Agreement and the Parent Pledge Agreement, both dated the date hereof.

                           (f)      Notwithstanding this Section 2, any
Individual Investor shall be permitted to pledge his shares of Class C Preferred Stock to a lender to the pledging Individual Investor provided that (i) prior to completing the pledge, the lender undertakes in a writing (in form and substance acceptable to the lender and the Companies) delivered to the Companies that (A) such lender is prohibited from selling or syndicating all, or any portion of the debt obligation secured by the pledge, and (B) in the event of any default on the debt secured by such pledge, all or any portion of the pledged shares (as determined by the

Companies) may be purchased by the Companies for a price equal to the lowest of
(1) the aggregate Stated Value of the shares being purchased, (2) the Fair Market Value (as determined under procedures comparable to those set forth in Section 6(d) hereof with decisions as to choice of the valuation determiner being made by the Representative and the lender) of the shares being purchased, or (3) the unpaid principal, plus accrued interest, plus all other amounts accrued and owing to the lender in respect of such indebtedness, secured by the pledge, (ii) if Robert Kirkland is the borrower and pledgor, the Consulting Agreement will terminate in the event the Companies exercise their right to purchase, as set forth in section (i)(B) of this section (f), and the pledged shares are not delivered to the Companies concurrently with the purchase, (iii) if any other Individual Investor is the borrower and pledgor, the Management Agreement of such Individual Investor will terminate in the event the Companies exercise their right to purchase, as set forth in section (i)(B) of this section
(f), and the pledged shares are not delivered to the Companies concurrently with the purchase, and (iv) the lender is an institution normally engaged in the business of making commercial loans.

                  3.       Preemptive Rights.

                           (a)      Except in the case of Excluded Securities,
no Company shall issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Securities unless (i) such Company shall have first offered (the "Preemptive Offer") to sell such Securities to the Company's Shareholders on the terms set forth herein and (ii) all other Companies simultaneously undertake identical action (except, if applicable, as to the amount of Securities proposed to be sold by such other Company) and make identical Preemptive Offers. Each Shareholder shall have a preemptive right to purchase up to such Shareholder's Common Equity Percentage of such Securities. Each Shareholder may assign all or any part of its rights and responsibilities with respect to such Offer (as defined below) to an Affiliate. Such Affiliate or Affiliates which are such assignees shall thereafter be deemed to be such assigning Shareholder (to the extent of such assignment) for purposes of applying this Section 3 to such Preemptive Offer. Each such Affiliate shall agree in writing, as a condition to such assignment, to execute a Counterpart in the event of a purchase of Securities pursuant to such assignment.

                           (b)      The Companies shall deliver to each
Shareholder written notice of the Preemptive Offer, specifying the price and terms and conditions of the offer, including without limitation, the minimum and maximum limits on the amount of Securities proposed to be sold by the Companies pursuant to the offer (the "Offer"), and the Common Equity Percentage applicable to the Shareholder receiving such notice. The

Preemptive Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date such notice is given (the "30-Day Period").

                           (c)      If a Shareholder desires to purchase
Securities pursuant to the Preemptive Offer, such Shareholder shall evidence his or its intention to accept the Preemptive Offer by delivering a written notice to the Representative, signed by the Shareholder, setting forth the percentage of the Securities (not exceeding such Shareholder's Common Equity Percentage of such Securities) that the Shareholder elects to purchase (the "Notice of Acceptance"). Provided the minimum number of Securities set forth in the Preemptive Offer has been sold after conclusion of all procedures set forth in this Section 3, then, upon closing of the Preemptive Offer, each Shareholder shall be obligated to buy the percentage set forth in such Shareholder's Notice of Acceptance times the number of Securities being sold at such closing. No Company shall be permitted to sell at such closing (or any subsequent closing with respect to which the procedures set forth in this Section 3 have not again been followed, except as provided in this Section 3) more than the maximum number of Securities set forth in the Preemptive Offer. The Notice of Acceptance must be given, if at all, prior to the end of the 30-Day Period. Within five (5) days following the end of the 30-Day Period, the Representative shall give written notice (the "Notice of Refused Securities") to the Shareholders setting forth the percentage of Securities for which a Notice of Acceptance was not received (the "Refused Securities").

                           (d)      If the Shareholders give Notices of
Acceptance to the Representative prior to the end of the 30-Day Period indicating their intention to purchase, in the aggregate, less than the maximum amount of Securities set forth in the Preemptive Offer, each Shareholder giving a Notice of Acceptance ("Accepting Shareholders") shall be entitled to purchase by an additional Notice of Acceptance given to the Representative within ten
(10) days after the date the Notice of Refused Securities is given (the "10-Day Period"), that proportion of the Refused Securities which the Common Equity Percentage of such Accepting Shareholder (prior to the Offer) bears to the Common Equity Percentage of all Accepting Shareholders.

                           (e)      If the Shareholders give Notices of
Acceptance prior to the end of the 30-Day Period or 10-Day Period, as applicable, indicating their intention to purchase, in the aggregate, at least the minimum amount of Securities set forth in the Preemptive Offer, the Representative shall schedule a closing of the sale of the Securities to occur on a date not more than sixty (60) days nor less than twenty (20) days after the termination of the 30-Day Period or 10-Day Period, as applicable. Upon the closing of the sale of the Securities, each

Accepting Shareholder shall purchase those Securities for which it tendered a Notice of Acceptance upon the terms specified in the Offer.

                           (f)      Regardless of whether the Shareholders
tender Notices of Acceptance pursuant to subsection (c) and (d) of this Section 3 for at least the minimum amount of Securities set forth in the Offer within the 30-Day Period or the 10-Day Period, as applicable, any remaining Refused Securities may be sold for a period of ninety (90) days after the expiration of the 30-Day Period or 10-Day Period, as applicable (the "90-Day Period"), to any other Person or Persons (including without limitation, executive officers of any Company), upon terms and conditions which are in all material respects (including without limitation, price, form of consideration, payment period and interest rates) the same as those set forth in the Preemptive Offer. The closing of the sale of such Refused Securities (which shall include full payment to the Companies in cash or notes in accordance with the terms of such offer (the "Outside Offer")) shall take place not more than thirty (30) days after the expiration of such 90-Day Period and not less than twenty (20) days after notice of said closing shall have been given by the Representative to each Accepting Shareholder. In the event Accepting Shareholders gave Notices of Acceptance for less than the minimum number of Securities set forth in the Preemptive Offer, provided the Refused Securities agreed to be purchased plus the Securities for which Accepting Shareholders gave Notices of Acceptance exceeds such minimum, then at the same time as the closing of the sale of Refused Securities, each Accepting Shareholder shall purchase those Securities for which it tendered a Notice of Acceptance upon the terms specified in the Preemptive Offer.

                           (g)      (i)     If at least the minimum amount of
the Securities set forth in the Preemptive Offer and the Outside Offer are not agreed to be purchased within the 90-Day Period, the Representative may rescind all Notices of Acceptance tendered by Shareholders by providing written notice of such rescission to each Accepting Shareholder and the Companies shall not sell any Securities pursuant to the Outside Offer.

                                    (ii)     Any Securities as to which Notices
of Acceptance are rescinded, and any Refused Securities not purchased in the Outside Offer may not be sold or otherwise disposed of until they are again offered to the Shareholders under the procedures specified in subsections (a) through (g) hereof.

                           (h)      The transferability of Securities purchased
by any Shareholder or other Person pursuant to this Section 3 shall be subject to the terms and conditions set forth in this Agreement and any Person who is not then a Shareholder and who purchases Securities shall execute a Counterpart as a condition precedent to such purchase. The obligation of any Shareholder to purchase such Securities is further conditioned upon the preparation of a purchase agreement embodying the terms of the Preemptive Offer or Outside Offer which shall be reasonably satisfactory in form and substance to the Representative and its counsel, and such Shareholder or other purchaser and such Shareholder's or other purchaser's counsel.

                  4.       Third Party Offers to Shareholders; Participation
Rights.

                           (a)      If any Shareholder (a "Selling Shareholder")
receives a Bona Fide Offer to purchase part or all of the Selling Shareholder's Stock in all (and not less than all) of the Companies ("Offered Shares") which it desires to accept, it must give written notice ("First Refusal Notice") to the Representative and comply with this Section 4 before accepting such Bona Fide Offer. Any Bona Fide Offer offering to purchase less than all a Shareholder's Stock shall either be rejected or be an offer to purchase the same percentage of Stock of each Company. The First Refusal Notice shall identify the third party purchaser and the terms of the Bona Fide Offer to purchase the Offered Shares. The Representative shall, within five (5) days of receipt of the First Refusal Notice, provide copies thereof to all other Shareholders (the "Non-Selling Shareholders") and shall simultaneously notify each Non-Selling Shareholder of such Non-Selling Shareholder's Adjusted Common Equity Percentage. The Companies and the Non-Selling Shareholders shall have the options and rights set forth in this Section 4. Each Shareholder may assign all or any part of its rights and obligations with respect to such Bona Fide Offer to an Affiliate. Such Affiliate or Affiliates who are such assignees shall thereafter be deemed to be such assigning Shareholder (to the extent of such assignment) for purposes of applying this Section 4 to such Bona Fide Offer. Each Affiliate shall agree in writing, as a condition to such assignment, to execute a Counterpart, in the event of a purchase of Offered Shares pursuant to such assignment.

                           (b)      For a period of up to thirty (30) days after
receipt of the First Refusal Notice ("Company Option Period") each of the Companies shall have the right to purchase up to all of the Offered Shares which it has issued at the price and on the other terms and conditions contained in the Bona Fide Offer (the "Third Party Offer Terms"). Unless all of the Companies exercise such right, none of the Companies shall exercise such right. The Representative shall notify the Selling Shareholder within the Company Option Period whether the Companies will exercise such right, such notice (the "Company Notice") specifying the amount of Offered Shares to be purchased by the Companies, if any (any remaining amount being the "Remaining Offered Shares"). A notice by the Companies that they will purchase Offered Shares is herein referred to as a "Company Purchase Notice.") The Company Option

Period shall expire on the thirtieth day after the First Refusal Notice or the date the Representative gives a Company Notice indicating that the Companies will not purchase any Offered Shares.

                           (c)      Each Non-Selling Shareholder shall have the
option (the "First Option") to purchase up to such Non-Selling Shareholder's Adjusted Common Equity Percentage of the Remaining Offered Shares (provided it is the same percentage in each of the Companies), on the Third Party Offer Terms. The First Option may be exercised by giving written notice (an "Exercise Notice") to the Selling Shareholder within thirty (30) days after the expiration of the Company Option Period (the "30-Day Exercise Period"). The Exercise Notice given by a Non-Selling Shareholder shall state the number of Offered Shares (up to such Non-Selling Shareholder's Adjusted Common Equity Percentage of the Remaining Offered Shares) which such Non-Selling Shareholder is willing to purchase. Within five (5) days following expiration of the 30-Day Exercise Period, the Selling Shareholder shall give a written notice ("Unpurchased Remaining Shares Notice") to the Non-Selling Shareholders setting forth the number of Remaining Offered Shares for which an Exercise Notice was not received ("Unpurchased Remaining Offered Shares"). Any Non-Selling Shareholder who exercised its option under this Section 4(b) to purchase such Non-Selling Shareholders' entire Adjusted Common Equity Percentage of the Remaining Offered Shares, shall have an option ("Second Option") to purchase such amount of the Unpurchased Remaining Offered Shares as such Non-Selling Shareholders shall agree upon or, failing such agreement, that proportion of the Unpurchased Remaining Offered Shares which such Non-Selling Shareholder's Common Equity Percentage bears to the aggregate Common Equity Percentage of all such Non-Selling Shareholders. A Non-Selling Shareholder shall exercise the Second Option, if at all, by giving a written second Exercise Notice to the Selling Shareholder within fifteen (15) days after the Selling Shareholder shall have given the Unpurchased Remaining Shares Notice relating to the Unpurchased Remaining Offered Shares.

                           (d)      Unless otherwise agreed to by the Selling
Shareholder, all Company Purchase Notices and Exercise Notices given by the Companies and Non-Selling Shareholders shall be deemed rescinded if all of the Offered Shares are not to be purchased pursuant thereto.

                           (e)      If the Companies or Non-Selling Shareholders
shall have given Company Purchase Notices or Exercise Notices as to all of the Offered Shares, all certificates for the Offered Shares shall be delivered to the purchaser(s) thereof, duly endorsed for transfer, at a closing held within not more than thirty (30) days nor less than twenty (20) days after the last such Exercise Notice is given at the then principal office of the Representative or such other place as the Selling Shareholder and the Companies (if the Companies are purchasers) and Non-Selling Shareholders who are purchasers of such Offered Shares shall agree.

                           (f)      If all of the Offered Shares are not agreed
to be purchased by the Companies and Non-Selling Shareholders, then, within ten
(10) days after the earlier of (i) the expiration of the applicable periods in which Non-Selling Shareholders could have exercised the First Option or, if applicable, the Second Option, or (ii) the date on which the Non-Selling Shareholders shall have declined in writing to purchase all of the Offered Shares, the Selling Shareholder shall give notice to all Non-Selling Shareholders and the Representative of the Offered Shares not intended to be purchased pursuant to the operation of Section 4(b) (c) and (d) (the "Final Purchase Notice"). For a period of thirty (30) days after the date the Final Purchase Notice is given, the Selling Shareholder may, subject to Section 4(g) and 4(h) below, sell the Offered Shares to the Person who made the Bona Fide Offer ("Third Party Offeror"); provided, however, that such Offered Shares are sold to the Third Party Offeror upon the Third Party Offer Terms, and that such Third Party Offeror executes a Counterpart. If the Selling Shareholder elects not to rescind Company Purchase Notices and Exercise Notices pursuant to Section 4(d) hereof, the sale of Offered Shares to the Companies and the purchasing Non-Selling Shareholders shall take place at the closing of the sale of the balance of the Offered Shares to the Third Party Offeror and, unless such Non-Selling Shareholders otherwise agree, shall be conditioned on the occurrence of said closing. If the Selling Shareholder wishes to sell all or any part of the Offered Shares on terms other than the Third Party Offer Terms or does not sell such Offered Shares on the Third Party Offer Terms within the aforementioned thirty (30) day period, the Selling Shareholder shall be obligated to make new offers and re-offers to the Companies and the Non-Selling Shareholders, in accordance with this Section 4, before it shall be permitted to Transfer its Shares, or any part thereof, to any Person.

                           (g)      (i)     If a Non-Selling Shareholder does
not exercise its First Option or if such exercise is rescinded pursuant to
Section 4(d) above, such Non-Selling Shareholder may elect to participate (each Shareholder so electing being herein a "Participating Shareholder") in the Selling Shareholder's sale of Remaining Offered Shares to the Companies and the Non-Selling Shareholders whose Company Purchase Notices and Exercise Notices have not been rescinded (if any) and the Third Party Offeror (collectively, the "Purchasers"), in accordance with this subsection (g);

                                    (ii)     Each such Participating Shareholder
shall have the right ("Participation Right") to Transfer to the Purchasers on the Third Party Offer Terms:

                                            (A) if the Offered Shares include
Common Stock (the "Offered Common Shares"), a number of shares of Common Stock equal to the product of the number of Offered Common Shares times a fraction, the numerator of which is the Common Equity Percentage of such Participating Shareholder and the denominator of which is the aggregate Common Equity Percentage of all Participating Shareholders and the Selling Shareholder. The number of shares of Common Stock to be sold by the Selling Shareholder to the Purchasers shall be reduced by the number of shares of Common Stock to be sold to the Purchasers by a Participating Shareholder pursuant to the exercise of a Participation Right; and

                                            (B) if the Offered Shares include
Class A Preferred Stock or Class B Preferred Stock (the "Offered A/B Preferred Shares," and the aggregate stated value of the Offered A/B Preferred Shares being herein referred to as the "Preferred A/B Value"), a number of shares of Class A Preferred Stock or Class B Preferred Stock (without regard to voting rights) having an aggregate stated value equal to the product of the Preferred A/B Value times a fraction, the numerator of which is the aggregate stated value of the shares of Class A Preferred Stock or Class B Preferred Stock owned by such Participating Shareholder and the denominator of which is the sum of the Preferred A/B Value and the aggregate stated value of all shares of Class A Preferred Stock and Class B Preferred Stock owned by all Participating Shareholders and the Selling Shareholder. The number of Offered A/B Preferred Shares to be sold by the Selling Shareholder to the Purchasers shall be reduced by the number of Offered A/B Preferred Shares having an aggregate stated value equal to the aggregate stated value of the shares of Class A Preferred Stock or Class B Preferred Stock to be sold to the Purchasers by Participating Shareholders pursuant to the exercise of Participation Rights;

                                            (C) if the Offered Shares include
Class C Preferred Stock (the "Offered C Preferred Shares," and the aggregate stated value of the Offered C Preferred Shares being herein referred to as the "Preferred C Value"), a number of shares of Class C Preferred Stock (without regard to voting rights) having an aggregate stated value equal to the product of the Preferred C Value times a fraction, the numerator of which is the aggregate stated value of the shares of Class C Preferred Stock owned by such Participating Shareholder and the denominator of which is the sum of the Preferred C Value and the aggregate stated value of all shares of Class C Preferred Stock owned by all Participating Shareholders and the Selling Shareholder. The number of Offered C Preferred Shares to be sold by the Selling Shareholder to the Purchasers shall be reduced by the number of Offered C Preferred Shares having an aggregate stated value equal to the aggregate stated value of the shares of Class C Preferred

Stock to be sold to the Purchasers by Participating Shareholders pursuant to the exercise of Participation Rights;

                                    (iii)    The Participation Right shall be
exercised, if at all, by the Participating Shareholder giving written notice of exercise of the Participation Right to the Selling Shareholder and each of the other Non-Selling Shareholders within fifteen (15) days after the Final Purchase Notice is given pursuant to Section 4(f);

                                    (iv)     If the Selling Shareholder would
retain ownership of Offered Shares by reason of the exercise of Participation Rights (such remaining shares being herein the "Final Remaining Shares"), the Selling Shareholder may either (i) rescind all exercises of Participation Rights, reject the Bona Fide Offer and retain ownership of the Offered Shares, or (ii) negotiate with the Purchasers to purchase the Final Remaining Shares on the Third Party Offer Terms or terms less advantageous to the Selling Shareholder than the Third Party Offer Terms. Any such sale of the Final Remaining Shares to the Purchasers shall not be subject to the provisions of Sections 2 or 4 of this Agreement, except the obligation on the part of the Third Party Offeror to execute a Counterpart. A Transfer of Shares pursuant to the exercise of a Participation Right shall not be subject to the provisions of Sections 2 and 4 of this Agreement.

                           (h)      Notwithstanding anything to the contrary
contained in this Section 4, (i) any Transfer permitted by Section 2 hereof shall not be restricted by this Section 4, (ii) any sale of Stock in connection with a Public Offering, or pursuant to the provisions of Rule 144 of the Securities Act of 1933, as amended, shall not be restricted by this Section 4.

                  5. Stock Splits, Etc. If there shall be any change in the Stock of a Company as a result of any merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination or exchange of Shares, or otherwise, the provisions of this Agreement shall apply with equal force to additional and/or substitute Securities, if any, received by each Shareholder in exchange for or by virtue of its ownership of Shares.

                  6.       Joinder Requirements.

                           (a)      If at any time holders (the "Initiating
Holders") of a majority of the outstanding shares of Common Stock desire to sell at least a majority of the outstanding shares of Common Stock to a prospective purchaser which is not an Affiliate of any of such holders at a per share price of at least ninety percent (90%) of the Fair Market Value (as defined in Section 6(d) below), and the purchaser of such Shares requires, as a condition of the sale, that the purchaser acquire more than a majority of the outstanding shares of the Common Stock (the percentage of Common Stock sought to be purchased by the purchaser being herein referred to as the "Purchase Percentage"), then (i) all of the holders of Mezzanine Warrants shall be required to exercise the Purchase Percentage of their Mezzanine Warrants and sell such Mezzanine Warrant Shares, and (ii) all Management Investors or other holders of Options shall be required to exercise the Purchase Percentage of their vested Options and sell the Shares purchased pursuant to such exercise, and (iii) all of the Shareholders (including the Initiating Holders) shall be required to sell the Purchase Percentage (and shall not sell more than the Purchase Percentage) of their Stock (as constituted after such exercise of Mezzanine Warrants), to the purchaser on the same price and other terms and conditions as those offered to the Initiating Holders.

                           (b)      If at any time holders ("Preferred
Initiating Holders") of at least a majority of the outstanding shares of Preferred Stock desire to sell at least a majority of the outstanding Preferred Stock to a prospective purchaser which is not an Affiliate of any of such holders, and the purchaser of such Preferred Stock requires, as a condition of the sale, that the purchaser acquire more than a majority of the outstanding shares of Preferred Stock of all Shareholders (the percentage of Preferred Stock sought to be purchased by the purchaser being herein referred to as the "Preferred Purchase Percentage"), then all of the Shareholders shall be required to sell the Preferred Purchase Percentage of their Preferred Stock to the purchaser on the same price and other terms and conditions as those offered to the Preferred Initiating Holders.

                           (c)      For purposes of Section 6(b), the term
"Preferred Stock" shall not include the Class C Preferred Stock. Any sale of Common Stock or Preferred Stock pursuant to this Section 6, including the sale by the Initiating Holders or Preferred Initiating Holders, shall not be subject to the provisions of Sections 2 and 4 of this Agreement.

                           (d)      For purposes of this Agreement, "Fair Market
Value" of a share of Stock shall mean such value as determined by an investment banking firm mutually acceptable to both the Board of Directors of the Company and holders of a majority of Stock being involuntarily required to join in the sale under Section 6 hereof. In the event an investment banking firm cannot be mutually agreed upon, such value shall be a value per share of Stock as determined by a nationally recognized firm engaged in the business of (among other things) valuing privately held businesses, which is not an Affiliate of the Company, any director of the Company, or any of the Shareholders, and which is selected by the mutual agreement of the holders of a majority of the Stock being involuntarily required to join in the sale under Section 6 hereof. If such holders are unable to agree, then holders of the Mezzanine Warrants and the Management Investors shall agree on one appraiser, and if they cannot agree the Mezzanine Warrant holders shall select one appraiser and the Management Investors shall select one appraiser. The appraiser or appraisers so selected shall determine the Fair Market Value. An average of all appraisals shall be the Fair Market Value if more than one appraisal is used. If the Fair Market Value is more than ninety percent (90%) of the sale price, the fees paid to the investment banking firm or appraiser or appraisers for determining the Fair Market Value shall be borne by the holders of Stock who are being required to involuntarily join the sale under Section 6(a). Otherwise, such cost shall be borne by the Initiating Holders.

                  7. Failure to Deliver Shares. If a Shareholder (the "Transferring Shareholder") becomes obligated to Transfer any Stock to any of the Companies or to another Shareholder pursuant to this Agreement (including a Transfer to another Shareholder for purposes of Transfer to another purchaser pursuant to Section 6 or otherwise) and fails to deliver such Stock in accordance with the terms of this Agreement, the Company or Companies whose Stock the Transferring Shareholder is obligated to transfer (the "Transferred Companies") or such other Shareholder, as the case may be, may, at its or their option, in addition to all other remedies it may have, either (i) send to the Transferring Shareholder the purchase price for such Stock as is herein specified, or (ii) deposit such amount with a trustee or escrow agent for the benefit of the Transferring Shareholder for release upon delivery of such Stock to the trustee or escrow agent in accordance with the terms of this Agreement. Thereupon, the Transferred Companies, upon written notice to the Transferring Shareholder, (a) shall cancel on its books the certificate or certificates representing the Stock so required to be transferred by the Transferring Shareholder and (b) shall issue, in lieu thereof, in the name of the Transferred Companies, such other Shareholder or purchaser, as the case may be, a new certificate or certificates representing such Stock; provided, however, the Transferred Companies shall be under no obligation to so cancel and issue Stock unless the other Shareholder or purchaser, as the case may be, delivers to the Transferred Companies its agreement to indemnify, defend and hold harmless the Transferred Companies, its officers and employees, successors and assigns, from any and all losses, claims, damages or liabilities (or actions in respect thereof) to which the Transferred Companies may become subject as a result of, arising out of, or based upon the Transferred Companies so canceling and issuing Stock, and such other Shareholder or purchaser, as the case may be, shall reimburse the Transferred Companies for any legal or other expenses reasonably incurred by the Transferred Companies in connection therewith. All of the Transferring Shareholder's rights in and to such Stock shall terminate as of the date of such Notice.

                  8. Termination. Except as provided in Section 15 hereof, this Agreement shall terminate upon (i) the consummation of a Public Offering or (ii) the earlier mutual agreement of Shareholders having an aggregate Common Equity Percentage of at least eighty percent (80%).

                  9. Registration Rights. The Shareholders shall have the registration and other rights set forth in the Registration Rights Agreement dated the date hereof and among the parties hereto.

                  10.      Financial Reports and Information.

                           (a)      Within ninety (90) days after the end of
each fiscal year of the Companies, for so long as this Agreement shall be in effect, the Companies agree to furnish each of the Shareholders with audited consolidated and consolidating financial statements of the Companies for such fiscal year (showing comparison to the prior fiscal year) which shall include a statement of income and retained earnings for each such fiscal year, a balance sheet as at the last day thereof, and a statement of cash flows prepared in accordance with generally accepted accounting principles consistently applied, and accompanied by the report, without qualification, of the Companies' independent certified public accountants (which shall be of recognized national standing), including such accountant's management letters to the Companies and a breakdown of all the Shareholders of each Company, listing next to each Shareholder's name, the Shareholder's Common Equity Percentage.

                           (b)      If for any period any Company shall have any
subsidiary or subsidiaries whose accounts are consolidated with those of such Company, then in respect of such period the financial statements delivered pursuant to the foregoing Section 11(a) shall be the consolidated financial statements of such Company and all such consolidated subsidiaries.

                           (c)      Promptly upon becoming available, copies of
all financial statements, reports, press releases, notices, proxy statements and other documents sent by any of the Companies to their lenders or released to the public and copies of all regular and periodic reports, if any, filed by the Companies with the Securities and Exchange Commission or any securities exchange.

                           (d)      Upon request from any Shareholder including
any Selling Shareholder to any of the Companies, such Company shall disclose to such Shareholder, in writing, the name and address of such Shareholder (as it then appears on the records of the Company) and such Shareholder's Common Equity Percentage.

                  11.      Company Governance Provisions.

                           (a)      Unless and until holders of Class A
Preferred Stock exercise the Board Expansion Right or effect the Class A Preferred Amendment, each Company's Board of Directors shall have nine (9) seats, at least seven (7) of which shall be filled at all times. The Members of the Board of Directors shall be elected in the following manner:

                                    (i)      If seven (7) directors of the
Company's Board of Directors are appointed, the holders of a majority of the outstanding shares of Voting Common Stock, shall have the special and exclusive right at all times to elect three (3) directors to the Board of Directors of each Company. To the extent all nine (9) of the directors of the Company's Board of Directors are appointed, such holders shall have the special and exclusive right at all times to elect four (4) directors to the Board of Directors of each Company (in either event, the directors appointed under this Section 11(a)(i) shall be referred to herein as the "Holdings Representatives"). A Holdings Representative shall not be subject to removal, other than for cause, unless such removal is approved by a majority of all the votes entitled to be cast in an election for such directors by the holders of the Voting Common Stock. A majority of the Holdings Representatives shall have the right to make all determinations concerning the taking of action by the Companies to enforce the Companies' rights under the Recapitalization Agreement.

                                    (ii)     If seven (7) directors of the
Company's Board of Directors are appointed, the holders of outstanding shares of Voting Class B Preferred Stock and Class C Preferred Stock ("Voting Preferred Stock"), voting as a separate voting group, shall have the special and exclusive right at all times to elect four (4) directors to the Board of Directors of each Company. To the extent all nine (9) directors of the Company's Board of Directors are appointed, such holders shall have the special and exclusive right at all times to elect five (5) directors to the Board of Directors of each Company (in either event, the directors appointed under this Section 11(a)(ii) shall be referred to herein as "Management Representatives"). Any Management Representative shall not be subject to removal, other than for cause, unless such removal is approved by a majority of all the votes entitled to be cast in an election for such directors by the holders of the Voting Preferred Stock.

                                    (iii)    If only seven (7) directors of a
Company's initial Board of Directors are appointed, either the holders of a majority of the outstanding shares of Voting Common Stock or the holders of the Voting Preferred Stock may, at any time, appoint an additional director to the Board of Directors of the Company. If Holdings on the one hand, or the holders of the

Voting Preferred Stock on the other hand, appoint an additional director under this Section 11(a)(iii), the other must appoint an additional director to the Board of Directors such that the Board of Directors shall then consist of nine
(9) directors.

                                    (iv)     Unless an individual nominated to
serve on the Board of Directors of the Kirkland Companies hereunder expressly agrees in writing otherwise, such nomine shall not be deemed to be the deputy of or otherwise required to discharge his or her duties on such Boards under the direction of, or with special attention to the interests of, the person designating such nominee to serve on the Boards.

                           (b)      The initial board of directors shall be
comprised of the following individuals and each Shareholder agrees to vote such Shareholder's Shares accordingly:

                                    (i)      The Holding Representatives shall
                                             be:

                                             (A)      David M. Mussafer

                                             (B)      John P. Oswald

                                             (C)      Alexander S. McGrath

                                    (ii)     The Management Representatives
shall be:

                                             (A)      R. Wilson Orr, III

                                             (B)      Carl Kirkland, Chairman

                                             (C)      Robert Alderson

                                             (D)      Bruce Moore

                           (c)      From and after the date hereof, each
Shareholder agrees to vote (including by execution of a written consent or in any other manner permitted by law and each of the Companies' certificate or articles of incorporation and by-laws) all of his or its Shares over which he or it has voting control, and will take all other necessary or desirable actions within his or its control, and the Companies will take all necessary or desirable actions within its control, in order to cause:

                                    (i)      the election to the Board of
Directors of each Company of the Holdings Representatives, such directors to be nominated by Holdings, as follows:

                                            (A)      one (1) (if seven (7) seats
are filled on the Board) or two (2) (if all nine (9) seats are filled on the Board) representatives designated by Advent International Corporation, but only for so long as investment funds affiliated with Advent International Corporation have a Common Equity Percentage (directly or indirectly through Holdings) of at least fifteen percent (15%).

                                            (B) one representative designated by
Capital Trust, but only for so long as Capital Trust (or any of its Affiliates) has (directly or indirectly through Holdings) a Common Equity Percentage of at least two percent (2%), or holds $900,000 aggregate principal amount of Senior Subordinated Notes (as defined in the Mezzanine Agreement); and

                                            (C) one representative designated by
CRL (or if CRL distributes any of its Warrant Shares to any of its partners, by a majority in interest of the holders of such Warrant Shares, or if CRL transfers its Warrant Shares, by the holder of the highest aggregate principal amount of the Senior Subordinated Notes (as defined in the Mezzanine Agreement) owned by CRL, its successors or assigns), but only for so long as CRL (or any of its partners) has a Common Equity Percentage of at least three percent (3%).

                                    (ii)     the election to the Board of
Directors of each Company of the Management Representatives, such directors to be nominated by the holders of Class B Preferred Stock and Class C Preferred Stock, as follows:

                                            (A) One (1) representative
designated by Carl Kirkland, so long as he remains an employee (or retired employee) of the Companies and he has a Common Equity Percentage of at least four percent (4%) of the outstanding shares of Common Stock;

                                            (B) One (1) representative
designated by Bruce Moore, so long as he remains an employee (or retired employee) of the Companies and he has a Common Equity Percentage of at least four percent (4%) of the outstanding shares of Common Stock;

                                            (C) One (1) representative
designated by Robert Alderson, so long as he remains an employee (or retired employee) of the Companies and he has a Common Equity Percentage of at least four percent (4%) of the outstanding shares of Common Stock;

                                            (D) One (1) representative
designated by SSM/Kirkland Equity Partners, L.P. but only for so long as such entity (or any of its partners) has a Common Equity Percentage (directly or indirectly through Holdings) of at least two percent (2%);

                                            (E) If and only if all nine (9)
seats are to be filled on the Board, one (1) individual designated by the majority decision of the Management Investors, which person shall be an individual unrelated to any of the investors in Holdings and any of the Mezzanine Investors.

                           (iii)    the removal from the Board of any
representative designated as provided in this Section 11(c) upon the express written request of the designator thereof or upon the failure of any of the thresholds specified in Section 11(c) with respect to such particular designator; and

                           (iv)     in the event that any representative
designated as provided in this Section 11(c) for any reason ceases to serve as a member of the Board of Directors of any of the Companies during his term of office, the resulting vacancy on each Board to be filled by a representative designated by the person who or which designated the ceasing director; provided that if such person ceases to serve as a member of the Board of Directors because the designator thereof ceases to meet the thresholds set forth in
Section 11(c), such vacancy shall be filled as required by the bylaws of the Companies, as amended from time to time.

                  (d) Nothing herein shall diminish the rights of the holders of the Class A Preferred Stock set forth in Section 5.4 of the Recapitalization Agreement and all Shareholders agree to vote their Stock to cause compliance with such provisions.

                  (e) The initial director designated in Section 11(b)(i)(A) or his successor elected pursuant to Section 11(c)(i)(A) shall be the director whose approval is required pursuant to Section 14 of Article III of the bylaws of the Companies (as required pursuant to Section 5.7 of the Recapitalization Agreement).

                  (f) If the Company receives a written notice requesting that any action be taken to implement the provisions of this Section 11, the Companies and each Shareholder agree promptly to take such action as may be necessary so to implement such provisions in accordance with this Section, including, without limitation, the calling of a special meeting, the voting of Shares, the execution of written consents or any other necessary action in connection therewith.

                  (g) Absent cause, neither the Company nor the Shareholders will take any action to remove any Board representative designated pursuant to Section 11(c) without the advance written consent of the Person who or which designated that director.

                  (h) The Companies shall cause (i) the number of directors of each Company to be the same at all times and (ii) any person serving as a director or a member of a committee of the Board of Directors of any Company to also serve concurrently as a director of each other Company. Each of Capital Trust and CRL shall, at all times that it has a right to designate directors pursuant to Section 11(c)(i)(B) or (C) hereof, have a representative on each committee of the Board of Directors of each of the Companies unless, and only for so long as, it waives in writing such right with respect to a specific committee.

                  (i) Each Shareholder agrees to vote (including by execution of a written consent or in any other manner permitted by law and each of the Companies' respective certificate or articles of incorporation and by laws) all of his or its Shares over which he or it has voting control, and will take all other necessary or desirable actions within his or its control, and the Companies will take all necessary or desirable action within its control, to cause (i) from and after any exercise of the Board Expansion Right, the Board of Directors of each of the Companies to be comprised of two (2) more directors than it is then comprised of, with the original seven (7) or nine (9), as applicable, elected as provided in Section 11(c) hereof and two (2) additional representatives designated by Advent International Corporation; and (ii) from and after the effectiveness of the Class A Preferred Amendment, the Board of Directors of each of the Companies to be comprised of not less than seven (7) members, provided that at least seven (7) members of the Board after any increase in the number of Board seats shall be representatives of Shareholders (if threshold ownership percentages are met) as contemplated by subsections (A) (for one (1) director), (B) and (C) of Section 11(c)(i), and (A), (B), (C) and
(D) of Section 11(c)(ii).

                  (j) The Class A Preferred Amendment shall be effected no later than the date the Companies and each of the Shareholders engage an investment banking firm to undertake an offering of Common Stock or similar affirmative steps are taken by the Companies to cause a public market to exist for the Common Stock.

         12. Specific Performance. Because of the unique character of the shares of Stock, the Companies will be irreparably damaged if this Agreement is not specifically enforced. Should any dispute arise concerning the Transfer of Stock, an injunction may be issued restraining any Transfer pending the determination of such controversy. In the event of any controversy concerning the right or obligation to Transfer any such Stock, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall be cumulative and not exclusive, and shall be in addition to any other remedy which the Companies or the other Shareholders of the Companies may have.

                  13. Legend. Each certificate evidencing any of the Shares shall bear a legend substantially as follows:

                  "The shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a certain Shareholders Agreement dated as of June 12, 1996, among the Company, certain affiliates of the Company and their shareholders, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

                  14. Notices. All notices and other communications hereunder shall be in writing and shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer back received) or courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telex, TWX, telecopier or telephone number). If the notice is sent by mail, it shall be deemed to have been to the person entitled thereto five (5) business days after being deposited in the United States mail, and if the notice is sent by telegraph or courier services, it shall be deemed to have been given to the person entitled thereto one (1) business day after deposited with a telegraph office or courier service for delivery to that person or, in the case of telex, TWX or telecopy when dispatched.

                  If to Holdings, to:

                           Kirkland Holdings L.L.C.
                           101 Federal Street
                           Boston, MA  02110
                           Attention:  David M. Mussafer
                           Telecopy No.: (617)951-0566

                  With a copy to:

                           Pepper, Hamilton & Scheetz
                           3000 Two Logan Square
                           Philadelphia, PA  19103
                           Attention:  Julia D. Corelli, Esq.
                           Telecopy No.:  (215)981-4750

                  If to the Management Investors or any Company (including the Representative), to:

                           Kirkland's, Inc.
                           P.O. Box 7222
                           Jackson, TN 38303-7222
                           Attention:  Carl Kirkland
                           Telecopy No.: (901)664-9345

                  With a copy to:

                           Baker, Donelson, Bearman & Caldwell
                           20th Floor
                           First Tennessee Building
                           165 Madison Avenue
                           Memphis, TN  38103
                           Attention:  Robert Walker, Esq.
                           Telecopy No.:  (901)577-2303


                  If to Robert Kirkland, to:

                           CBK, Ltd.
                           600 East Sherwood
                           Union City, Tennessee 38261
                           Attention:  Robert Kirkland
                           Telecopy No.: (901)885-3857

                  With a copy to:

                           Wyatt, Tarrant & Combs
                           6075 Poplar Avenue, Suite 650
                           Memphis, Tennessee 38119
                           Attention: Nash Neyland, Esquire
                           Telecopy No.: (901)537-1010

                  If to Mezzanine Warrant Holders, to:

                           Capital Resource Lenders II, L.P.
                           85 Merrimac Street
                           Suite 200
                           Boston, MA  02114
                           Attention:  Alexander S. McGrath
                           Telecopy No.: (617)723-9819

                           Allied Capital Corporation
                                            and
                           Allied Capital Corporation II
                           1666 K Street, N.W.
                           Suite 901
                           Washington, D.C.  20006
                           Attention:  Susan Gallagher
                           Telecopy No.: (202)659-2053

                           The Marlborough Capital Investment Fund, L.P. 399 Boylston Street
                           Boston, MA  02116
                           Attention:  Margaret Lanoix
                           Telecopy No.: (617)421-9631

                           Capital Trust Investments, Ltd.
                           575 Fifth Avenue, 40th Floor
                           New York, NY  10017
                           Attention:  John P. Oswald
                           Telecopy No.: (212)490-6950

                  With a copy to:

                           Testa, Hurwitz & Thibeault, LLP
                           High Street Tower
                           125 High Street
                           Boston, MA  02110
                           Attention:  Andrew E. Taylor, Jr., Esquire
                           Telecopy No.: (617)248-7100


Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

                  15. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and, except as provided in clause (i) of Section 8 hereof, neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a writing duly executed by holders of Stock having an aggregate Common Equity Percentage of at least eighty percent (80%), and, if the waiver, modification, amendment or termination would affect the rights or obligations of a holder of Preferred Stock, by holders of at least eighty percent (80%) of the aggregate stated value of the class of Preferred Stock so affected; provided, that (i) until the termination of this Agreement pursuant to clause (i) of Section 8 hereof, and except as otherwise provided by operation of the terms of Section 11 hereof, the right of any Shareholder to nominate a director in accordance with the provisions of Section 11 hereof may not be modified, amended or terminated without the consent of such Shareholder, (ii) any such waiver, amendment or modification shall affect all Shareholders equally unless the Shareholder affected differently shall have specifically approved the waiver, amendment or modification, and (iii) the terms and provisions of this
Section 15 shall not be modified or amended without the prior written consent of each of the Shareholders. To the extent any term or other provision of any other indenture, agreement or instrument by which any party hereto is bound conflicts with this Agreement, this Agreement shall have precedence over such conflicting term or provision. In the event Holdings dissolves, each of the members of Holdings shall execute a Counterpart to this Agreement and shall thereafter be deemed to be a Shareholder hereunder for all purposes of this Agreement.

                  16. Expenses. The Companies shall reimburse the Shareholders for expenses incurred by them (or by the members of Holdings to the extent such expenses are to be paid by Holdings), including the reasonable expenses of counsel, in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Operating Agreement of Holdings, and the Agreements of Limited Partnership of CT/Kirkland Equity Partners, L.P., Marlborough/Kirkland Equity Partners, L.P., TCW/Kirkland Equity Partners, L.P. and SSM/Kirkland Equity Partners, L.P., or (ii) the administration of such entities, including the filing of tax returns and preparation of financial reports provided that the expenses reimbursed under clause (ii) above shall not exceed $5,000 per year.

                  17. Dividends. Each Company shall not allow the payment of dividends on the Class A Preferred Stock or the Class B Preferred Stock unless and until any and all payments required to be made by the Company under the Management Agreements have been paid to the Management Investors and any and all payments required to be made by the Company under the Consulting Agreement shall have been made to Robert Kirkland.

                  18. Amendment to Charter. From and after the date hereof, each Shareholder agrees to vote all of his or its shares over which he or it has voting control, and will take all other necessary or desirable actions within his or its control, and the Companies will take all necessary or desirable actions within its control, in order to cause an amendment to the Companies' charter to increase the authorized Common Stock of the Companies upon exercise by holders of Class A Preferred Stock and/or Class B Preferred Stock of their rights to convert such stock into shares of Common Stock.

                  19. Company Joinders. The Companies and Shareholders shall cause all future companies formed in connection with the expansion of the Companies' operations (i) to be owned either by Kirkland's, Inc. or by the Shareholders in the same manner as

Group D Companies, and (ii) if owned by the Shareholders, to become parties to this Agreement and the Registration Rights Agreement. Kirkland's specifically agrees that it shall not transfer any of the capital stock of any such future subsidiaries without either following the provisions of Section 4 hereof or obtaining the prior approval of Shareholders having an aggregate Common Equity Percentage of at least eighty percent (80%).

                  20. Governing Law; Successors and Assigns. This Agreement shall be construed and enforced in accordance with Delaware law and shall be binding upon the parties hereto and their respective successors and assigns. The parties hereto agree that any action to enforce this Agreement may be properly brought in any court within the State of Delaware or in the United States District Court for the District of Delaware, and the parties hereto agree that the courts of the State of Delaware and the United States District Court for the District of Delaware shall have jurisdiction with respect to the subject matter hereof and the person of the parties hereto.

                  21. Waivers. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

                  22. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

                  23. Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

                  24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  25. Attorney's Fees. In the event of litigation of any dispute or controversy arising from, in, under or concerning this Agreement or any amendment hereof, including, without limiting the generality of the foregoing, any claimed breach hereof or thereof, the prevailing party in such action shall be entitled to recover from the other party in such action, such sum as the court shall fix as reasonable attorney's fees incurred by such prevailing party.

                  26. Parties Benefitted. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities.

                  27. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.








                        [SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement under seal on the date first above written.


                                  CAPITAL RESOURCE LENDERS II, L.P., by
                                  CAPITAL RESOURCE PARTNERS II, L.P., its
                                  General Partner


                                  By:   Robert C. Ammerman
                                     -----------------------------------
                                     Title: General Partner


                                  ALLIED CAPITAL CORPORATION


                                  By:   Susan Gallagher
                                     -----------------------------------
                                  Title: SVP
                                        --------------------------------



                                  ALLIED CAPITAL CORPORATION II


                                  By:   Susan Gallagher
                                     -----------------------------------
                                  Title: SVP
                                        --------------------------------

                                  THE MARLBOROUGH CAPITAL INVESTMENT FUND,
                                  L.P., by MARLBOROUGH CAPITAL MANAGEMENT,
                                  L.P., its general partner,


                                  By: /s/ Margaret Lanoix
                                     -----------------------------------
                                  Name: Margaret Lanoix, its authorized
                                  partner




                                  [EXECUTIONS CONTINUED]

                                  CAPITAL TRUST INVESTMENTS, LTD.


                                  By:    John P. Oswald
                                     -----------------------------------
                                  Title: Attorney-in-Fact
                                        --------------------------------



                                  KIRKLAND HOLDINGS L.L.C.


                                  By:    David Mussafer
                                     -----------------------------------
                                  Title:
                                        --------------------------------


ATTEST:                           KIRKLAND'S, INC.


By: /s/ Robert E. Alderson           By: /s/ Carl Kirkland
   --------------------------        -----------------------------------
Title: VP/Sec                     Title: President
      -----------------------           --------------------------------






                             [EXECUTIONS CONTINUED]

         Corporate Name
         --------------

101      Kirkland's of Carolina, Inc.
102      Kirkland's of Charlotte, Eastland Mall, Inc.
103      Kirkland's of Tennessee, Inc.
104      K. C. Corp. Inc.
107      Kirkland's of Greensboro, Four Seasons Mall, Inc.
109      Kirkland's of Fayetteville, Cross Creek Mall, Inc.
110      Kirkland's of Wilmington, Independence Mall, Inc.
111      Kirkland's III, Jackson-Metro Center, Inc.
114      Kirkland's of Memphis, Tennessee, Laurelwood Shopping Center, Inc.
115      Kirkland's of Ridgeland, Mississippi, Northpark Mall, Inc.
116      Kirkland's of Knoxville, East Towne Mall, Inc.
117      Kirkland's of Huntsville, Madison Square Mall, Inc.
118      Kirkland's of Valley View Mall, Roanoke, VA, Inc.
119      Kirkland's of Nashville, Hickory Hollow Mall, Inc.
120      Kirkland's of Birmingham, Riverchase Galleria, Inc.
122      Kirkland's of BriarCliffe Mall, Myrtle Beach, South Carolina, Inc.
123      Kirkland's of Pecanland Mall, Monroe, LA, Inc.
125      Kirkland's of Towne Center at Cobb, Atlanta, GA, Inc.
126      Kirkland's of Gwinnett Place, Atlanta, GA, Inc.
127      Kirkland's of Rivergate Mall, Nashville, TN, Inc.
128      Kirkland's of Peachtree Mall, Columbus, GA, Inc.
129      Kirkland's of Cumberland Mall, Atlanta, GA, Inc.
130      Kirkland's of Hamilton Place Mall, Chattanooga, TN, Inc.
131      Kirkland's of Houston Galleria, Houston, TX, Inc.
132      Kirkland's of Mall of Memphis, Memphis, TN, Inc.
134      Kirkland's of Woodland Hills Mall, Tulsa, OK, Inc.
135      Kirkland's of Dayton Mall, Dayton, OH, Inc.
136      Kirkland's of Oxmoor Center, Louisville, KY, Inc.
137      Kirkland's of South Square Mall, Durham, NC, Inc.
138      Kirkland's of Valley View Center, Dallas, TX, Inc.
139      Kirkland's of Chesterfield Towne Center, Richmond, VA, Inc.
140      Kirkland's of Park Plaza, Little Rock, AR, Inc.
141      Kirkland's of Montgomery Mall, Montgomery, AL, Inc.
142      Kirkland's of Southlake Mall, Atlanta, GA, Inc.
143      Kirkland's of Southpark Mall, Richmond, VA, Inc.
144      Kirkland's of Eastland Mall, Evansville, IN, Inc.
145      Kirkland's of Fayette Mall, Lexington, KY, Inc.
146      Kirkland's of Hickory Ridge Mall, Memphis, TN, Inc.
148      Kirkland's of Regency Square Mall, Jacksonville, FL, Inc.
149      Kirkland's of McCain Mall, Little Rock, AR, Inc.
150      Kirkland's of River Ridge Mall, Lynchburg, VA, Inc.
151      Kirkland's of Bel Air Mall, Mobile, AL, Inc.
152      Kirkland's of The Mall at Barnes Crossing, Tupelo, MS, Inc.
153      Kirkland's of Cortana Mall, Baton Rouge, LA, Inc.
154      Kirkland's of Bellevue Center, Nashville, TN, Inc.
155      Kirkland's of Tri-County Mall, Cincinnati, OH, Inc.
156      Kirkland's of The Mall of the Avenues, Jacksonville, FL, Inc.

#        Corporate Name
-        --------------

157      Kirkland's of Eastwood Mall, Birmingham, AL, Inc.
158      Kirkland's of Lakeside Mall, New Orleans, LA, Inc.
159      Kirkland's of Carolina Place, Charlotte, N.C., Inc.
160      Kirkland's of Cary Village Mall, Raleigh, N.C., Inc.
161      Kirkland's of Cool Springs Galleria, Nashville, TN, Inc.
162      Kirkland's of Kenwood Towne Centre, Cincinnati, OH, Inc.
163      Kirkland's of St. Louis Galleria, St. Louis, MO, Inc.
164      Kirkland's of Wiregrass Commons Mall, Dothan, AL, Inc.
165      Kirkland's of Regency Mall, Richmond, VA, Inc.
166      Kirkland's of Florence, Florence, KY, Inc.
167      Kirkland's of Acadiana Mall, Lafayette, LA, Inc.
168      Kirkland's of Padre Staples Mall, Corpus Christi, TX, Inc.
169      Kirkland's of Belden Village, Canton, OH, Inc.
170      Kirkland's of West Oaks Mall, Houston, TX, Inc.
171      Kirkland's of Charleston Town Center, Charleston, W. VA, Inc.
172      Kirkland's of Crestwood Plaza, St. Louis, MO, Inc.
173      Kirkland's of White Marsh Mall, Baltimore, MD, Inc.
174      Kirkland's of Collin Creek Mall, Dallas, TX, Inc.
175      Kirkland's of Baybrook Mall, Houston, TX, Inc.
176      Kirkland's of Governor's Square Mall, Tallahassee, FL, Inc.
178      Kirkland's of Barton Creek Mall, Austin, TX, Inc.
179      Kirkland's of Highland Mall, Austin, TX, Inc.
180      Kirkland's of Battlefield Mall, Springfield, MO, Inc.
181      Kirkland's of Penn Square Mall, Oklahoma City, OK, Inc.
182      Kirkland's of Oak Park Mall, Kansas City, KS, Inc.
183      Kirkland's of Mall St. Vincent, Shreveport, LA, Inc.
184      Kirkland's of Owings Mills Mall, Baltimore, MD, Inc.
185      Kirkland's of Oakwood Center, New Orleans, LA, Inc.
186      Kirkland's of The Mall at Johnson City, Johnson City, TN, Inc.
187      Kirkland's of Glenbrook Mall, Ft. Wayne, IN, Inc.
188      Kirkland's of North Pointe Mall, Atlanta, GA, Inc.
189      Kirkland's of Northpark Mall, Joplin, MO, Inc.
190      Kirkland's of Orlando Fashion Square, Orlando, FL, Inc.
191      Kirkland's of The Mall at Fairfield Commons, Dayton, OH, Inc.
192      Kirkland's of St. Charles Towne Center, Waldorf, MD Inc.
193      Kirkland's of Regency Mall, Florence, AL, Inc.
194      Kirkland's of South Plains Mall, Lubbock, TX, Inc.
195      Kirkland's of The Parks at Arlington, Ft. Worth, TX, Inc.
196      Kirkland's of Parma Town Mall, Cleveland, OH, Inc.
197      Kirkland's of St. Clair Square, St. Louis, MO, Inc.
198      Kirkland's of Turtle Creek Mall, Hattiesburg, MS, Inc.
199      Kirkland's of The Woodlands, Houston, TX, Inc.
200      Kirkland's of Brandon Town Center, Tampa, FL, Inc.
201      Kirkland's of Memorial City Mall, Houston, TX, Inc.
202      Kirkland's of University Mall, Tuscaloosa, AL, Inc.
203      Kirkland's of Santa Rosa Mall, Fort Walton, FL, Inc.
204      Kirkland's of Panama City Mall, Panama City, FL, Inc.
205      Kirkland's of Town East Mall, Mesquite, TX, Inc.

#        Corporate Name
-        --------------

206      Kirkland's of Kentucky Oaks Mall, Paducah, KY, Inc.
207      Kirkland's of Crabtree Valley Mall, Raleigh, N.C., Inc.
208      Kirkland's of Oak Hollow Mall, High Point, N.C., Inc.
209      Kirkland's of Fox Valley Mall, Chicago, IL, Inc.
210      Kirkland's of Hawthorne Mall, Chicago, IL, Inc.
211      Kirkland's of Stratford Square, Chicago, IL, Inc.
212      Kirkland's of Orland Square, Chicago, IL, Inc.
214      Kirkland's of Coastland Mall, Naples, FL, Inc.
215      Kirkland's of Edgewater Mall, Biloxi, MS, Inc.
216      Kirkland's of Town Center Plaza, Kansas City, KS, Inc.
217      Kirkland's of Castleton Square, Indianapolis, IN., Inc.
218      Kirkland's of Cordova Mall, Pensacola, FL, Inc.
219      Kirkland's of University Park, South Bend, IN, Inc.
220      Kirkland's of Westgate Mall, Amarillo, TX, Inc.
221      Kirkland's of Westgate Mall, Spartanburg, SC, Inc.
222      Kirkland's of Meridian Mall, Lansing, MI, Inc.
223      Kirkland's of Cottonwood Mall, Albuquerque, NM, Inc.
224      Kirkland's of University Mall, Tampa, FL, Inc.




         By: /s/ Carl Kirkland
             ----------------------------
         Title: President
               --------------------------

ATTEST:

         By: /s/ Robert E. Alderson
             ----------------------------
         Title: VP/Sec
               --------------------------

                                            /s/ Carl Kirkland
                                            -----------------------------
                                            CARL KIRKLAND


                                            /s/ Robert E. Kirkland
                                            -----------------------------
                                            ROBERT KIRKLAND


                                            /s/ Robert E. Alderson
                                            -----------------------------
                                            ROBERT ALDERSON


                                            /s/ Bruce Moore
                                            -----------------------------
                                            BRUCE MOORE



                               [END OF SIGNATURES]

                                    EXHIBIT A
                                       TO
                             SHAREHOLDERS AGREEMENT


                                   COUNTERPART


                  THIS INSTRUMENT forms part of the Shareholders Agreement (the "Agreement") made as of the __th day of June, 1996, among Kirkland Holdings L.L.C., Kirkland's, Inc., affiliates of Kirkland's, Inc., Carl Kirkland, Robert Kirkland, Bruce Moore, Robert Alderson, Capital Resource Lenders II, L.P., Allied Capital Corporation, Allied Capital Corporation II, The Marlborough Capital Investment Fund, L.P. and Capital Trust Investments, Ltd., and any additional Shareholders of the Companies (as defined in the Agreement), from time to time, which Agreement permits execution by counterpart. The undersigned hereby acknowledges having received a copy of the said Agreement (which is annexed hereto as Schedule I) and having read the said Agreement in its entirety, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agrees that the terms and conditions of the said Agreement shall be binding upon the undersigned as a Shareholder and such terms and conditions shall inure to the benefit of and be binding upon the undersigned and its successors and permitted assigns.

                  IN WITNESS WHEREOF, the undersigned has executed this instrument this ____ day of ___________, 199 .



                                               _________________________________
                                               (Signature of Shareholder)



                                               _________________________________
                                               (Name in block letters)